                                                                  EXHIBIT 12.1


                           AKI, INC AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)




                                                     PREDECESSOR
                           ----------------------------------------------------------------
                                                                NINE MONTHS      JULY 1,
                               FISCAL YEAR ENDED JUNE 30,          ENDED         1997 TO
                           -----------------------------------   MARCH 31,    DECEMBER 15,
                               1995        1996        1997         1997          1997
                           ----------- ----------- ----------- ------------- --------------
Income (loss) before
 income taxes ............     7,247       4,279       7,117        6,676        3,234
Add:
Interest on all
 indebtedness which
 includes amortization
 of deferred financing
 costs ...................     6,170       6,762       6,203        4,694        2,646
                               -----       -----       -----        -----        -----
Earnings available for
 fixed charges ...........    13,417      11,041      13,320       11,370        5,880
Fixed charges ............     6,170       6,762       6,203        4,694        2,646
                              ------      ------      ------       ------        -----
 Ratio of earnings to
  fixed charges ..........       2.2         1.6         2.1          2.4          2.2



                                          THE COMPANY
                           -----------------------------------------
                                                  PRO FORMA
                                          --------------------------
                            DECEMBER 16,   FISCAL YEAR   NINE MONTHS
                               1997 TO        ENDED         ENDED
                              MARCH 31,      JUNE 30,     MARCH 31,
                                1998           1997         1998
                           -------------- ------------- ------------
Income (loss) before
 income taxes ............     (1,325)         2,137        1,881
Add:
Interest on all
 indebtedness which
 includes amortization
 of deferred financing
 costs ...................      5,163         12,961        9,642
                               ------         ------        -----
Earnings available for
 fixed charges ...........      3,838         15,098       11,523
Fixed charges ............      5,163         12,961        9,642
                               ------         ------       ------
 Ratio of earnings to
  fixed charges ..........         --            1.2          1.2

Earnings were not sufficient to cover fixed charges by $1,325 for the period from December 16, 1997 to March 31, 1998.